PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(to Prospectus, dated July 26, 2006)	File No. 333-130777

GEOKINETICS INC.

This is a prospectus supplement to the prospectus filed December 30, 2005 as part of our registration statement on Form S-1 (Registration No. 333-130777) with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules and relating to the offer and sale of 28,411,050 shares of our common stock, as amended by Amendment No. 1 filed April 27, 2006, Amendment No. 2 filed June 14, 2006, and Amendment No. 3 filed July 20, 2006.  This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

The purposes of this prospectus supplement are as follows:

A.                                   To incorporate by reference certain information into the prospectus; and

B.                                     To provide a summary of certain recent developments in our business.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we have disclosed important business, financial, and other information by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below, which we have filed with the SEC:

•                  Current Report on Form 8-K filed December 21, 2006, reporting repayment of certain indebtedness under a Senior Bridge Loan Agreement and Junior Bridge Loan Agreement which we incurred in connection with the acquisition of Grant Geophysical, Inc. and its subsidiaries (the “Grant Acquisition”) on September 8, 2006, out of the proceeds of sale of our Second Priority Senior Secured Floating Rate Notes due 2012, and the issuance of our Series B Preferred Stock, and entry into an Amended and Restated Revolving Credit, Capex Loan and Security Agreement with PNC Bank, National Association

•                  Quarterly Report on Form 10-Q for the three month period ended September 30, 2006, filed November 14, 2006, as amended by Amendment No. 1 filed November 16, 2006, including our financial statements for the three months ended September 30, 2005 and 2006, and our results of operations and cash flows for the three months then ended

•                  Current Report on Form 8-K filed November 8, 2006 reporting the appointment of Robert L. Cabes, Jr. as a member of our Board of Directors

•                  Current Report on Form 8-K filed November 7, 2006 reporting the results of our 2006 Annual Meeting of Stockholders and approval of a 1- for-10 reverse split of our common stock

•                  Proxy Statement, and accompanying Notice of 2006 Annual Meeting of Stockholders, filed November 6, 2006, for purposes of soliciting stockholder votes on the election of directors; approval of an increase in the number of shares covered by the our 2002 Stock Awards Plan; approval of the 1-for-10 reverse stock split; approval of the appointment of our independent public accountants; and approval of our policy for the issuance of stock as part of the compensation for members of the board of directors

•                  Current Report on Form 8-K filed September 18 , 2006, reporting a change in our independent public accountant

•                  Current Report on Form 8-K filed September 14, 2006, reporting an amendment to our Articles of Incorporation to establish a new series of our Preferred Stock (“Series B Preferred Stock”); an agreement to sell shares of our new Series B Preferred Stock; an amendment of our credit agreement with PNC Bank, National Association; our Senior Subordinated Loan Agreement and Junior Subordinated Loan Agreement; the Grant Acquisition; and the appointment of Scott McCurdy as our

Chief Financial Officer; as amended by Amendment No. 1 filed November 24, 2006 to disclose certain financial information related to the Grant Acquisition

•                  Current Report on Form 8-K filed September 12, 2006, reporting approval of a new plan for compensation of our Board of Directors

•                  Quarterly Report on Form 10-Q for the three month period ended June 30, 2006, filed August 14, 2006, including our financial statements for the three months ended June 30, 2005 and 2006, and our results of operations and cash flows for the three months then ended

•                  Current Report on Form 8-K filed August 3, 2006, reporting our entry into a capital lease agreement for additional seismic equipment

•                  Current Report on Form 8-K filed July 17, 2006, reporting the resignation of one of our officers

•                  Current Report on Form 8-K filed June 16, 2006, reporting our entry into a new credit agreement with PNC Bank, National Association

•                  Quarterly Report on Form 10-Q for the three month period ended March 31, 2006, filed May 15, 2006, as amended by Amendment No. 1 filed June 14, 2006 and Amendment No. 2 filed July 20, 2006, including our financial statements for the three months ended September 30, 2005 and 2006, and our results of operations and cash flows for the three months then ended

•                  Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006, as amended by Amendment No. 1 filed June 14, 2006 and Amendment No. 2 filed July 20, 2006, including our audited financial statements as of December 31, 2005 and 2004, and our results of operations and cash flows for each of the years in the three year period ended December 31, 2005

The documents incorporated by reference and the exhibits thereto are available to the public at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Copies of all or any portion of such materials can be obtained from the Public Reference Room upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.geokinetics.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or the registration statement of which it forms a part.  Additionally, you may request a copy of our SEC filings at no cost by making a written or telephone request for copies to:

Geokinetics Inc.
One Riverway, Suite 2100
Houston, Texas 77056
Attn: Corporate Secretary
(713) 850-7600

BUSINESS

The description of recent developments set forth in this prospectus supplement below hereby supplements (and, to the extent inconsistent, replaces) and should be read in conjunction with the description of our Business set forth in the prospectus, to which description reference is made hereby.  Terms used but not defined herein have the meanings ascribed to them in the prospectus.

Recent Developments

The Grant Acquisition.   On September 8, 2006, we completed the acquisition of all of the issued and outstanding capital stock of Grant Geophysical, Inc. and its subsidiaries (“Grant”) for $125,000,000 in cash, subject to adjustment for net debt and working capital. Headquartered in Houston, Texas, Grant performs two dimensional and three dimensional seismic surveys in the land, transition zone and shallow water environments in the United States, Western Canada, Central and South America, Africa, the Middle East, Australia/New Zealand and the Far East using both analog and digital seismic equipment for a wide range of customers exploring for oil and natural gas reserves. Through the Grant acquisition, we also added equipment that complemented and expanded our operational capabilities. Grant has long-standing relationships with its customers, which include national oil companies, major international oil companies and smaller independent exploration and production companies around the world. Additionally, Grant has a very experienced senior management team with vast international experience working in land, transition zone and shallow water environments.

The Trace Acquisition.   On December 1, 2005, we completed the acquisition of all of the issued and outstanding common shares of stock of Trace for CDN $35,000,000, which we paid in cash and by assuming certain existing indebtedness of Trace, subject to certain adjustments, and 100,000 shares of common stock. Headquartered in Alberta, Canada, Trace provides seismic services to exploration and production companies in the oil, gas, and mining industries, and it specializes in the acquisition of land-based seismic surveys in North America. Trace is a leader in the market for next generation full-wave (multi-component) seismic technology. Through this acquisition, we have and will continue to expand our business into the Canadian Arctic, California and the Appalachian Mountain region. Trace is the only major contractor operating in California and the largest seismic contractor operating in the Appalachian Mountains region. These areas provide us with new business opportunities as well as the potential for long-term growth within each respective market.

The date of this prospectus supplement is March 9, 2007.